Ex. 99.1
SILVERLEAF RESORTS, INC. INCREASES AND EXTENDS REVOLVING CREDIT FACILITY
     DALLAS, TX—July 7, 2008—Silverleaf Resorts, Inc. (NASDAQ: SVLF) today announced the amendment of its revolving credit facility with Liberty Bank as Agent for itself and other Lenders. The facility was increased from an aggregate maximum amount of $37.5 million to an aggregate maximum amount of $72.5 million. The revolving period was extended to July 2010 and the maturity date was extended to July 2013, or if the revolving period is further extended, 36 months from the expiration of the revolving period.
     Thomas Morris, Executive Vice President – Capital Markets and Strategic Planning, commented, “As we continue to navigate through the current uncertainties in the capital markets, it is critical to have the support of our industry lenders. We are very pleased by the confidence demonstrated by Liberty Bank in expanding and extending our credit relationship in these difficult times.”
     Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.
     This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2007 Annual Report on Form 10-K filed on March 12, 2008.
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Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166 x2218